NEWS
For Immediate Release

Media Contact:	Investor Contact:
Beth Halloran Sr. Dir., Corporate Communications 703.653.2248 bhalloran@orcc.com	Catherine Graham EVP & Chief Financial Officer 703.653.3155 cgraham@orcc.com

ONLINE RESOURCES PROVIDES 2009 EARNINGS GUIDANCE

CHANTILLY, Va., December 4, 2008 – Online Resources Corporation (Nasdaq: ORCC), a leading provider of online financial services, today announced its guidance for first quarter and full year 2009. The following statements are forward-looking, and actual results may differ materially.

“With the advantage of our recurring revenue model and tight cost control, we expect to show solid core earnings and cash flow growth in 2009,” stated Matthew P. Lawlor, chairman and chief executive of the Company. “The weak economy and low interest rates will slow the pace of our growth, especially in the first quarter when our expenses are seasonally high. However, we believe that our banking and biller clients will continue to expand their use of our cost-effective online financial and electronic payment services.”

		First Quarter		Full Year
	2008 Actual	2009 Guidance	% Change	2008 Guidance	2009 Guidance	% Change

Revenue ($ millions)	$39.2	$38.2-40.2	0%	$152.0-154.0	$160.0-170.0	8%

Ebita (a)(b)	$7.4	$6.6-8.1	0%	$33.0-34.5	$36.0-44.0	18%

	Earnings ($ per share)

Net Loss to Common (c)(d)	$(0.12)	$(0.12)-(0.09)	n/a	$(0.31)-(0.29)	$(0.23)-(0.11)	n/a

Core Net (Loss) Income (a)(e)(f)	$0.05	$0.03-0.05	-20%	$0.27-0.29	$0.31-0.39	25%

	Share Count (millions)

Basic	28.8	29.6	3%	29.1	29.8	2%

Fully Diluted Shares (g)	30.3	30.9	2%	30.3	31.1	3%

(a)	The Company uses non-GAAP (Generally Accepted Accounting Principles) financial measures, including Ebitda and core net income, to evaluate performance and establish goals. It believes that these measures are valuable to investors in assessing the Company’s operating results when viewed in conjunction with GAAP results.

(b)	Ebitda is defined as earnings before interest, taxes, depreciation, amortization, preferred stock accretion and equity compensation expense.

(c)	First quarters and full years 2009 and 2008 net loss available to common stockholders per share are calculated using the number of weighted-average shares outstanding (basic), not fully diluted shares.

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(d)	Guidance does not assume the release of any additional tax valuation allowance in 2009, though the Company may do so. Also does not include the impact of any mark-to-market adjustments for derivatives the Company holds or other fair value accounting impacts.

(e)	Core net income is defined as net income available to common stockholders before the amortization of acquisition-related intangible assets, equity compensation expense, income tax benefit from the release of valuation allowance, income (costs) related to the fair market valuation of certain derivatives, preferred stock accretion related to the redemption premium and all other non-recurring charges. Some or all of these items may not be applicable in any given reporting period.

(f)	Excludes amortization of acquisition-related intangible assets of approximately $2.1 and $2.6 million for the first quarters of 2009 and 2008, respectively, and $7.6 and $9.4 million for the years 2009 and 2008, respectively. Excludes equity compensation expense of approximately $1.9 and $1.4 million for the first quarters of 2009 and 2008, respectively, and $6.6 and $5.5 million for the years 2009 and 2008, respectively. Excludes preferred stock accretion related to the redemption premium of $0.4 million for the first quarters of 2009 and 2008 and $1.6 million for the years 2009 and 2008. Excludes costs related to the fair market valuation of certain derivatives of $0.7 and $0.9 million for the first quarter and full year 2008, respectively. Includes preferred stock accretion of approximately $1.9 and $1.8 million for the first quarters of 2009 and 2008, respectively, and $7.6 and $7.3 million for the years 2009 and 2008, respectively.

(g)	Only used for the purposes of calculating core net income per share.

About Online Resources
Online Resources (Nasdaq: ORCC) powers financial interactions between millions of consumers and the company’s financial institution and biller clients. Backed by its proprietary payments gateway that links banks directly with billers, the company provides web and phone-based financial services, electronic payments and marketing services to drive consumer adoption.  Founded in 1989, Online Resources is the largest financial technology provider dedicated to the online channel.  For more information, visit www.orcc.com.

This news release contains statements about future events and expectations, which are “forward-looking statements.” Any statement in this release that is not a statement of historical fact may be deemed to be a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specifically factors that might cause such a difference include, but are not limited to the Company’s: history of losses; dependence on the marketing efforts of third parties; potential fluctuations in operating results; ability to make and successfully integrate acquisitions of new businesses; potential need for additional capital; potential inability to prevent systems failures and security breaches; potential inability to expand services and related products in the event of substantial increases in demand; competition; ability to attract and retain skilled personnel; reliance on patents and other intellectual property; exposure to the early stage of market adoption of the services it offers; exposure to the consolidation of the banking and financial services industry; and additional risks and uncertainties discussed in filings made by the Company with the Securities and Exchange Commission, including those risks and uncertainties contained under the heading “Risk Factors” in the Company’s Form 10-K, latest 10-Q, and S-3 as filed with the Securities and Exchange Commission. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

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